FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES
JIM REISSNER’S RESIGNATION FROM WINLAND’S BOARD OF DIRECTORS

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com/
MANKATO, Minn. /August 27, 2007 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced that James Reissner has resigned from Winland’s Board of Directors. Mr. Reissner has indicated his intention to increase his focus on his duties at his business.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “We respect Jim’s decision, and wish him the best of luck in his endeavors. Jim has been one of our most valuable board members, providing great insight, support and tremendous advice as we navigated challenges and record growth over the past five and one-half years. His passionate and devoted service will be deeply missed. Winland is a stronger Company today thanks to his many contributions and he should be extremely proud of his service to the Winland employees and shareholders. On behalf of the entire Winland team, I thank Jim and wish him well.”
Mr. Reissner joined Winland’s Board on October 30, 2001 and has served as Chairman of the Board’s Audit Committee. Thomas Goodmanson will assume the role of Chairman of the Audit Committee and the Board will actively seek a replacement for Mr. Reissner’s seat.
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.